UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material under Rule 14a-12

XM SATELLITE RADIO HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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XM Satellite Radio Holdings Inc.’s website regarding its merger with Sirius Satellite Radio Inc., which is available at www.XMmerger.com and has information about the proposed merger, has been updated. The updates include the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving Sirius and XM. In connection with the proposed transaction, Sirius plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of Sirius and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Sirius and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Sirius and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor

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Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations.

Sirius, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sirius’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

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In addition, the “In The News” page of the updated internet website also contains links to the following third-party news articles:

HD Radio Grabs the Ear of Satellite Rivals

As Listeners Discover High Definition, XM and Sirius Face Growing Competition

The Washington Post

By Sam Diaz

Tuesday, July 3, 2007; D04

When Hyundai introduces its still-unnamed premium sports sedan for 2008, it will arrive with a built-in feature that most other new cars won’t have: high-definition radio.

Over the past few months, high-definition radio technology, which delivers clearer and crisper sound for over-the-air radio, has made inroads into the new-car market, a major battleground for audio entertainment. Hyundai, Jaguar and BMW are among the automakers that have installed the required special receivers into their cars.

The retailers Best Buy and Wal-Mart in March said they would carry high-definition equipment in their stores. In May, broadcast companies launched stations in the updated format in the nation’s top 100 markets.

HD radio’s recent announcements could be noteworthy as XM Satellite Radio and Sirius Satellite Radio continue to lobby the government to approve their planned merger.

Executives of the country’s two satellite radio companies point to HD radio, Internet radio and in-car iPod accessories as their competitors. Regulators are keenly interested in looking at the competitive landscape for radio, particularly in the car, where many satellite radio systems are installed. None of those technologies were around a decade ago when satellite radio was created, proponents of the merger have argued.

With 14 million subscribers, satellite radio still has many more listeners than HD radio, although HD is gaining ground.

In 2006, the number of HD radio receivers sold was about 200,000. That number is projected to reach 1.5 million this year, according to the HD Digital Radio Alliance, a consortium of broadcasters promoting the technology. And the number of stations broadcasting in the new format has more than doubled in less than a year, to more than 1,300 from about 600 at the end of last summer.

HD radio, unlike its satellite counterpart, broadcasts over traditional airwaves and charges no monthly subscription fee, a feature the industry is promoting as part of its $250 million marketing and advertising campaign.

The monthly fee charged by the satellite companies could put them at a disadvantage if consumers begin to choose between the two options, said Rob Enderle, principal analyst at Enderle Group.

“Free tends to trump fee in almost every market,” he said. “I think the argument for XM and Sirius is that if they don’t merge, they’ll probably go away.”

Sirius chief executive Mel Karmazin said that increased rivalry from newer technologies could threaten the future of satellite radio. Neither XM nor Sirius has ever made a profit.

“It’s not news to us that HD radio is a competitor,” Karmazin said. “It may be news to regulators because they don’t follow this as much as we do, but this is the market we saw when we announced our merger.”

Peter Ferrara, president and chief executive of the HD Digital Radio Alliance, said he thinks satellite radio is complimentary to traditional radio. He also recognizes that it would be tough to challenge satellite radio for the attention of the major carmakers, who tend to adopt new technologies only after they have reached the mainstream market.

For the first time this year, subscriptions for XM and Sirius are growing, through their partnerships with automakers including Chrysler, Ford, General Motors, Toyota and Honda, something Ferrara sees as more of a threat to the widespread adoption of HD radio.

“If they [merge], they can control the dashboard,” Ferrara said about the satellite companies. “They already have the partnerships. They could block us out.”

Karmazin Raps NAB Spin On Merger

In sitdown with TWICE, Sirius CEO calls broadcast lobby ‘disingenuous.’

By Joseph Palenchar and Amy Gilroy — TWICE, 7/2/2007

NEW YORK — The National Association of Broadcasters [NAB] is “disingenuous” for opposing the proposed satellite radio merger on the grounds that a duopoly would become a monopoly, Sirius Satellite Radio CEO Mel Karmazin told TWICE in an exclusive interview.

The annual reports of all publicly held radio groups “say in their risk factors that they compete with satellite radio,” he said. “So it’s just disingenuous for an organization [NAB] to stand up and say this is a duopoly becoming a monopoly.”

During an interview at Sirius headquarters here, Karmazin said the intensity of the NAB campaign to shoot down the proposed XM-Sirius merger, although “probably predictable,” proves the point that satellite and terrestrial radio compete and that the proposed merger would not result in a monopoly.

Karmazin also made the following points:

•	The merger will help satellite radio compete, but isn’t necessary for the industry’s survival.

•

In order to meet the FCC’s public-interest requirements, the merged companies would offer “more choice, lower prices” and flexible — but not totally a la carte — pricing plans, which would credit consumers for channels that they choose not to receive.

•	Aftermarket customers are less likely to churn than consumers who get satellite radio in a new car.

See p. 22 and 23 for Karmazin's responses to key questions. The interview is available in its entirety at www.TWICE.com.

Satellite Radio Metrics

	Q1 2007		Q1 2006	2006
Subscriber base
Sirius	6,581,045	+61.4%	4,077,747	6,024,555	+81.7%
XM	7,913,728	+21.7%	6,501,859	7,628,552	+28.6%
Combined	14,449,773	+36.6%	10,579,606	13,653,107	+47.6%
Net New Subscriber Additions
Sirius	556,490	-26.9%	761,187	2,707,995	+24.6%
XM	285,176	-49.9%	568,902	1,695,595	-37.3%
Combined	841,666	-36.7%	1,330,089	4,403,590	-9.7%
Gross Subscriber Additions, Deactivations
Sirius
Gross adds	988,458	+2.9%	960,610	3,758,163	+49.2%
Deactivations	431,968	+116.7%	199,423	1,050,168	+203.5%
XM
Gross Adds	868,067	-13.8%	1,007,306	3,866,481	-6.4%
Deactivations	582,891	+33%	438,404	2,170,886	+52.2%
Combined
Gross Adds	1,856,525	-5.7%	1,967,916	7,624,644	+14.7%
Deactivations	1,014,859	+59.1%	637,827	3,221,054	+81.7%
Sources: Sirius, XM company reports © TWICE 2007

Post-Merger Plans

TWICE: When the merger occurs, presumably the merged company will adopt the best practices of both companies. Can you identify each company’s strengths?

Karmazin: We have not been able to get into each other’s businesses. There are antitrust concerns that are out there that would stop us from sharing any information at all with XM. All I know about XM is what I know as a competitor. So there hasn’t been one bit of information that is confidential that I have learned, or conversely that we have provided to XM, during this period. We’re prohibited from knowing.

TWICE: How would you accomplish your “one-radio, two-services” pledge? By porting some XM content to Sirius radios, and vice versa?

Karmazin: We started our service with 100 channels, and through compression technology and engineering enhancement and the normal rotation, we now have 135 channels instead of 100. So what we say is that we’d be able to increase our capacity by a certain number so that our existing receivers would be able to get some additional content. So as an example, if we wanted to have some baseball, or we wanted to have Oprah, or we wanted to have some of this content, we’d be able to deliver that to our satellites and to our receivers subject to the content partners' agreements. We couldn't offer a full complement of both services.

TWICE: Could we see a 50/50 split between XM and Sirius content on an existing satellite radio?

Karmazin: If we wanted to do that, but why would we want to do that if you’re a Sirius subscriber and you like our content? We’re basically saying to you that we don’t want you to be disenfranchised. We saying to you that “You’re an existing subscriber, you don’t have to pay more than $12.95 after the merger, and your existing radio is going to work.”

TWICE: And you would eliminate redundancies in the selection of channels offered by Sirius and XM after the merger to make room for some of the extra channels?

Karmazin: Let’s assume for a second that, when the time came, that we’d take a look, and say that we both have a ‘50s station. Now can you sit there and say, “Which of the ‘50s channels might be the best channel?” And we’d have some cost savings at the head end, and we would not be producing two 50s channels.

TWICE: So Sirius would still have its voice and brand, and XM would have its voice and brand, a Sirius receiver would continue to get existing Sirius channels plus some additional XM content, and vice versa?

Karmazin: Right.

TWICE: And down the road?

Karmazin: The opportunity exists for us to commercially market an interoperable radio. Right now we have developed it. There’s one in my office right now, which is an interoperable radio, which is a receiver that in essence has an XM component and a Sirius component sort of Velcro-ed together. So we developed that, and one of the things that we have the opportunity to do is to market it into retail stores as an interoperable radio, one that would be priced attractively and be able to get the consumer both services. A radio that gets the best of both services is sort of attractive and again enables the two companies to not water each other down but to have a stronger service while competing with all of these other technologies.

Merger Mission

TWICE: Is the merger necessary to compete with emerging services and technologies such as the place shifting of PC-stored content to a cellphone, delivery of entertainment programs via IP-enabled Mobile WiMAX networks, Wi-Fi streaming of Internet radio services to handheld devices, and the like?

Karmazin: I don’t think it is necessary. I think it is very desirable, and it positions us in a better way to compete against all of this technology. But by no means do we believe this merger is about life or death…

Hardly a day goes by that there is not a new company, a new competitor, that’s coming out with the ability to get not just music but any content that you want. And we think content is king, and we believe that our content is what's going to separate us from all of these other competitors. No one has better content than we do.

TWICE: So you’re as much a content company as a wireless pipe?

Karmazin: We’ve had a number of discussions internally where people say, “Well, gee, why don’t you just take out the satellite radio from your name and just call it Sirius?” And then a number of other people who are sitting there are saying, “Our network is really one of the things that we have going for us,” that we have a proprietary network. You can’t say that about the Internet.

But I do think that at the end of the day, people are listening to our content, not necessarily listening to a pipe. We’re not particularly great fans of a lot of what goes on over Internet radio . and we have so much more content that’s not around anyplace else. And it’s not just sports [for example]. It’s the way we do sports.

You can get plenty of NFL games, but you can’t get every single NFL game with home team announcers and away team announcers…

So there are really a whole lot of enhancements that we do. Even on our music channels … And you add things like Howard Stern and Martha Stewart and Cosmopolitan … and a lot of the channels that are just not available any place else.

Merger Pros & Cons

YEA

African Methodist Episcopal Church

Alabama House of Representatives

American Values

Hispanic Federation

Latino Coalition

National Council of Women’s Organizations

League of Rural Voters

League of United Latin American Citizens

National Black Chamber of Commerce

New York State Federation of Hispanic Chambers of Commerce

Women Impacting Public Policy

Women Involved in Farm Economics

NAY

Alabama House of Representatives

Consumers Union*

Consumer Federation of America*

Common Cause*

Free Press*

Independent Spanish Broadcasters Association (ISBA)

Media Access Project*

National Association of Broadcasters

Prometheus Radio Project*

Sen. Herb Kohl (D-Wisc.), chairman of the U.S. Senate’s antitrust subcommittee

71 members of House of Representatives in a letter to the FCC, FTC, and DOJ

*Members of Media and Democracy Coalition

A good merger

Editorial

Washington Times

July 6, 2007

As the Federal Communications Commission and the Justice Department contemplate the proposed merger between the nations’s only two satellite-radio providers — Sirius and XM — two crucial questions must be answered. First, is the merger anti-competitive? Second, does the merger serve the public interest? In the highly complex telecommunications arena, few situations seem to be as clear cut as this one. Yes, the merger should be approved because (1) it is not anti-competitive and (2) it clearly is in the interest of consumers, especially where consumer choice is concerned.

If the satellite radio industry were a distinct and separate market, then it would be true that a movement from the current duopoly to monopoly would be anti-competitive. In fact, the audio-communications market abounds with competition, consumer choices and products that are close substitutes for one another. Satellite radio is merely one option in this market — a relatively small option at the moment. Serving a combined 14.5 million subscribers who pay a monthly fee of $12.95, XM and Sirius together account for a mere 3.4 percent of radio listening. While fewer than 5 percent of Americans listen to satellite radio weekly, nearly 95 percent of Americans listen each week to AM/FM, or terrestrial, radio. More than 20 percent of Americans now listen to Internet radio, whose mobility and portability will be rapidly increasing in the near future. There are six times as many Americans who listen to MP3 players (e.g., iPods) every week than listen to satellite radio.

The 2006 broadcasting revenues for Sirius and XM ($1.57 billion) was a tiny fraction of the $21.7 billion in radio broadcasting revenues captured by commercial terrestrial broadcasters. Meanwhile, virtually all of the 240 million registered vehicles in the United States have AM/FM radios, while fewer than 10 percent have satellite radio receivers.

If the XM/Sirius merger is not approved, satellite radio is in danger of disappearing. Indeed, that is precisely what the National Association of Broadcasters (NAB) — the merger’s fiercest opponent (and most dominant competitor in the audio-communications market) — would love to see happen. Since 1993 (Sirius) and 1998 (XM), their cumulative cash-flow deficits (capital, operating and interest expenses less sales) have exceeded $10 billion. Last year, Sirius lost $1.1 billion. XM lost $732 million. Satellite radio is an industry with huge fixed costs and low variable costs. As a result, a merger could generate large economies of scale and total costs savings between $3 billion and $7 billion in net present value.

In self-serving arguments that are riddled with contradictions, the NAB, which represents the 12,500 AM/FM radio stations, claims the XM/Sirius combination would represent a “merger to monopoly.” In reality, if the merger is not approved, today’s duopoly in satellite radio could disappear altogether, and consumers would be the biggest losers.

In addition, the “What People Are Saying” page of the updated internet website also contains links to the following letters and statements included on the internet website:

Before the

FEDERAL COMMUNICATIONS COMMISSION

Washington, D.C. 20554

In the Matter of	)
)
XM Satellite Radio Holdings Inc.	)	MB Docket No. 07-57
Transferor	)
)
and	)
)
Sirius Satellite Radio Inc.	)
Transferee	)
)
Consolidated Application for Authority to	)
Transfer Control of XM Radio Inc. and	)
Sirius Radio Inc.	)

COMMENTS OF

RANDOLPH J. MAY

PRESIDENT

THE FREE STATE FOUNDATION*

The proposed license transfers between XM Satellite Radio Holdings Inc. and Sirius Satellite Radio Inc. should be approved by the Commission because the merger of the XM and Sirius satellite radio services will serve the public interest.1 In today’s dynamic, fast-changing digital communications environment, it is especially important that the Commission not take an unduly narrow view of what constitutes a relevant market for

*	These comments express the views of Randolph J. May, President of the Free State Foundation, an independent, non-profit free market-oriented think tank. They do not necessarily represent the views of the Board of Directors or others associated with FSF.

[1]	47 U.S.C. § 310(d).

purposes of assessing competitive impacts. Absent strong and reliable indications that a merger will harm consumers, if the FCC does take such an unduly narrow view under the rubric of its vague public interest authority, it is likely to stifle investment in new communications networks and innovation in new services and applications.2 In that event, consumers will be the ultimate losers.

I. The Relevant Market Is The Audio Entertainment Market

The opposition to the proposed merger, led by the National Association of Broadcasters, centers on the claim that satellite radio service constitutes a distinct, separate market, and, therefore, the XM-Sirius combination would be a so-called “merger to monopoly.” It is more appropriate to view satellite radio as one part of a larger audio entertainment and information services market. In this broader market, satellite radio competes with terrestrial radio broadcasters, including new HD radio services; Internet radio broadcasters; iPods and other portable music players, and mobile phones and other wireless devices. Each of these various platforms and/or technologies offers a means of distributing audio entertainment and information, or, if you will, competes for consumers’ ears and dollars. It defies common sense to

[2]

When I first wrote about the merger proposal shortly after it was announced, I stated: “A narrow view might lead [the DOJ and/or FCC officials] not only to reject the merger, but to maintain in place outdated regulations that have the effect of chilling innovation and stifling investment.” Randolph J. May, “Is Uncle Sam Serious About Sirius-XM,” April 16, 2007, at http://news.com.com/Is+Uncle+Sam+serious+about+Sirius-XM/2010-1028_3-6176213.html.

suggest that a XM and Sirius do not compete in this broader marketplace, especially against terrestrial broadcasters who offer a “free” service.

A UBS research report examining the proposed merger characterized the market this way:

The combination of an enhanced programming lineup with improved technology, distribution and financials will better position satellite radio to compete for consumers’ attention and entertainment dollars against a host of products and services in the highly competitive and rapidly evolving audio entertainment marketplace: including free ‘over the air’ AM and FM radio, iPods, mobile phone streaming, HD Radio, Internet Radio, and next-generation wireless technologies.3

The report stated that “Sirius and XM are expected to create a stronger platform for future innovation within the audio entertainment industry.”4 According to UBS, the merger is expected to lead to efficiencies that will accelerate innovation that is “essential to remaining competitive in the consumer electronics-driven world of audio entertainment.”5

A report from Merril Lynch is to the same effect in describing the marketplace:

The merged company could ultimately deliver greater content (more niche channels given greater bandwidth), offer improved technology (radio receivers and traffic/data products), realize cost synergies and help satellite radio remain competitive in the evolving audio entertainment landscape as it competes with terrestrial radio, Internet audio media, HD radio and portable music players.6

[3]	“Consolidation of SIRI and XM Announced,” UBS, February 20, 2007, at 5. (Emphasis supplied.)

[4]	Id., at 4.

[5]	Id.

[6]	“Sirius Satellite Radio Inc.,” Merrill Lynch, February 20, 2007, at 1. (Emphasis supplied.)

In addition to citing technological innovation as one of the benefits, Merrill sees as another benefit: “Greater programming and content choice, including the ability for consumers to choose their content on a more a la carte basis.”7 In sum, if the merger is approved the combined XM-Sirius will be a “[m]ore competitive audio entertainment provider given the ability to leverage its capital to provide more content using improved technology as satellite radio competes for consumer attention in an increasingly crowded audio entertainment marketplace.”8

And this from a 2007 report from Arbitron:

Developments in technology have dramatically broadened the choices available… [for] audio programming. By the late 1990s, consumers had the newfound ability to listen to audio “streamed” over the Internet, and two new radio satellite services were born. Digital radio has continued to evolve with the advent of podcasting… and HD Digital Radio… In the past, “radio” was limited solely to what was available on the AM/FM dial. Today radio choices for consumers appear to have no bounds.9

Thus, independent analysts consider satellite radio part of the broader audio entertainment and information services market. Common sense so dictates. If consumers become dissatisfied with either the price or quality of

[7]	Id., at 3.

[8]	Id., at 3. (Emphasis supplied.)

[9]	“The Infinite Dial 2007: Radio’s Digital Platforms, Arbitron, at 1, at: http://www.arbitron.com/downloads/digital_radio_study_2007.pdf.

the services offered over satellite radio, they will turn to one of the audio alternatives, including “free” radio.10

But perhaps the most convincing confirmation comes in the form of the National Association of Broadcasters’ fierce opposition to the proposed merger. If satellite radio constitutes a distinct market, why would the terrestrial broadcasters devote so many resources to trying to defeat the merger? The answer, of course, is that satellite radio does, in fact, compete with terrestrial AM, FM, and HD radio, and a combined XM-Sirius, with the cost savings realized,11 should be a stronger competitor than either alone.12 It is perfectly natural for NAB and the terrestrial broadcasters it represents to prefer not to face a more robust competitor in the sky. But the public interest is not served by protecting competitors; it is served rather by actions which promote more robust competition.

The fierce opposition —in the regulatory arena— of the NAB and terrestrial broadcasters to satellite radio is not new. It has existed from the day that the NAB caught a glimpse of the gleam in the eye of the first

[10]

Each year the FCC issues a report examining the status of video competition. In the last report in March 2006, the Commission concluded that “the market for the delivery of video programming services is served by a number of operators using a wide range of distribution technologies.” Video Competition Report, FCC 06-11, at para. 3. The agency included in its competitive examination cable operators, satellite television operators, telephone companies providing video service over their broadband facilities, wireless cable operators, Internet-based video services, and DVDs and videocassettes. There is no reason why the full range of distribution technologies similarly would not be considered in assessing competition in the audio services market.

[11]	The UBS and Merrill analyst reports cited about put the cost savings in the range of $3-4 billion, and other projects are in the same range or higher.

[12]

In 2006, the revenues from satellite radio ($1.6 billion) constituted approximately 7% of overall radio revenues ($21 billion). Thus, while satellite radio is part of the broader audio market, it has a relatively small market share.

satellite radio dreamer. In FCC comments in 1995 urging various restrictions on satellite providers, the NAB stated:

One way that the Commission can act to minimize the harmful effects of satellite DARS introduction is to structure it as a subscription-only service, as the NAB has proposed. Although satellite DARS will have a competitive impact on terrestrial stations in every radio market no matter what its regulatory classification, the NAB has urged the Commission to soften this blow to the greatest extent possible. Canvassing the Commission’s available regulatory options, a subscription requirement will introduce at least some level of differentiation between satellite DARS and terrestrial radio, and will help to minimize the direct impingement by satellite DARS providers into markets for advertising sales.13

While the NAB wanted to do everything possible in 1995 to minimize the competitive impact of the new SDARS providers by constraining their operations, it made clear to the FCC that, regardless whether satellite providers offered an advertising-supported service or not, they would compete in the same market:

Whether it is advertising-supported or not, satellite DARS providers fundamentally will compete with terrestrial broadcasters for listeners. Because audience impacts are the primary driver in the radio business, smaller audiences translate into reduced sales of advertising to both local and national advertisers, notwithstanding DARS suppliers’ focus of subscriptions or national advertisers for support.14

[13]	Reply Comments of NAB, Establishment of the Rules and Policies for the Digital Audio Radio Satellite Service, IB Docket No. 95-91, October 13, 1995, at 34-35.

[14]

Id., at 34. The excellent paper submitted to the FCC on June 14, 2007 on behalf of XM and Sirius by former FCC Chief Economist and Professor of Law Thomas Hazlett contains these and many more statements by the NAB showing its consistent opposition to SDARS. See Appendix 1 for a catalogue of these NAB statements.

With respect to the view that satellite radio would compete against terrestrial broadcasters in the same market, NAB’s view, at the FCC, has at least been consistent over the years. For example, in arguing recently for a relaxation of the Commissioner’s ownership rules, the NAB observes: “NAB documents, in detail, audience fragmentation and increasing competition for advertising revenue experienced by broadcast stations, as a result of new entry by cable television, satellite television and radio, numerous Internet video and audio applications, and mobile devices such as MP3 players.”15

This observation by the NAB –and, as the Commission is aware, there are many more to the same effect—is, in my view, essentially an accurate characterization of the competition that is occurring in the marketplace. It is for that reason that the contention that the proposed XM-Sirius merger would be a “merger to monopoly” is a highly questionable characterization.

II. A Narrow View of the Market Will Lead to Unnecessary Regulation

Approval of the merger should lead to public interest benefits through the increased investment and innovation that will be spurred by the cost savings realized through integration. And by eliminating carriage on each separate system of the many channels that are now carried in common by both XM and Sirius, it is most likely that new programming will be developed

[15]

See NAB’s Comments in the Quadrennial Ownership Proceeding, MB 06-121, MB 02-277, MM 01-235, MM 01-317, MM 00-244, at http://www.nab.org/AM/Template.cfm?Section=Filings1&CONTENTID=7064&TEMP LATE=/CM/ContentDisplay.cfm.

and offered on the freed-up channel capacity. Thus, there should be opportunities for the combined XM-Sirius to carry a channel line-up that caters to an even more diverse array of specialized tastes than at present.

But more is at stake in this proceeding than the fate of the particular merger applicants. For if the Commission denies the merger based on an unduly restrictive and static view of the marketplace, it is much more likely that it will retain in force rules and regulations that no longer make sense in today’s environment —the environment of competition and audience fragmentation that NAB describes, correctly, in its FCC comments on media ownership restrictions. If the Commission determines that satellite and terrestrial radio are not competitors, or that Internet radio is not a factor in the audio entertainment and information services market, then it is much more difficult for the Commission to justify relaxing the ownership rules that apply to local broadcasters. Indeed, it would be more difficult to justify relaxation or elimination of other outdated rules that were put in place premised on the market dominance of local radio broadcasters.

Because there already has been so much change in the market in the direction of consumer choice of audio services, and with the prospect of even more alternatives available as technologies continue to evolve, it disserves the public interest for the Commission to retain in place rules designed for an earlier era. In order to avoid making it more difficult to eliminate ownership restrictions and other outdated rules that impose unnecessary direct and indirect costs, in evaluating the proposed merger the Commission should take care not to ignore the dynamic and self-evident changes in the marketplace that the NAB itself has recognized many times in its FCC pleadings.

III. Conclusion

In considering the proposed merger of XM and Sirius, the FCC should have in mind the dynamic nature of the communications marketplace, including the competitive and rapidly-changing landscape of the audio services market. Because satellite radio providers compete for listeners with terrestrial broadcasters, Internet radio, cell phones and other wireless technologies, and portable music devices, the Commission should acknowledge the reality of this broader audio services and entertainment marketplace. An unduly narrow determination that satellite radio providers compete in a separate and distinct would have negative ramifications for the success of further regulatory reform efforts directed towards relaxation of the Commission’s ownership rules and elimination of other outdated regulatory requirements.

Respectfully submitted,

/s/ Randolph J. May
Randolph J. May

President
The Free State Foundation 10701 Stapleford Hall Dr. Potomac, MD 20854 301-299-3182

July 9, 2007

Circuit City Stores, Inc. 9950 Mayland Drive Richmond, VA 23233-1464

June 28, 2007

VIA ELECTRONIC FILING

Marlene H. Dortch, Secretary

Federal Communications Commission

445 12th Street, SW

Washington, DC 20554

Re:	Application for Authority to Transfer Control of XM Radio Inc. and Sirius Satellite Radio Inc., MB Docket No. 07-57

Dear Ms. Dortch:

On behalf of Circuit City Stores, Inc. (“Circuit City”), I write in support of the proposed merger of XM and Sirius. Circuit City believes that the interests of consumers should be paramount in the FCC’s consideration of this proposed merger. When viewed from this perspective, we believe that this merger should be approved by the FCC.

Circuit City is one of the nation’s leading providers of consumer electronics with more than 600 stores. Our stores sell both XM and Sirius satellite radios and accessories. We believe that, once the merger is approved, satellite radio should be an even more appealing option to our customers.

Based upon the statements that have been made by Sirius and XM, it is our understanding that they have committed to roll out a variety of new products and services post-merger. For example, Sirius and XM have indicated that the combined company will offer a wider range of program packages. These new choices should give consumers greater flexibility in the number of channels and content they receive. In the future, we understand the merger also should foster the development of interoperable radios, which will enable subscribers to receive both XM and Sirius on a single radio device.

In addition, we understand that Sirius and XM will use the efficiencies generated by their merger to improve their offerings, which should make the new company more attractive to subscribers.

In sum, Circuit City believes that the FCC should allow Sirius and XM to implement their plans to make satellite radio a stronger competitor, and provide improved product and service to consumers, by approving their applications in this proceeding.

Marlene H. Dortch, Secretary

June 28, 2007

Respectfully submitted,

Philip J. Schoonover
Chairman, President, and Chief Executive Officer, Circuit City

In addition, the “Merger Resources” page of the updated internet website also contains links to the following press releases included on the internet website:

FOR IMMEDIATE RELEASE	Media Contact:
July 09, 2007	Kristi Hamrick
(571) 244-6324

American Values Urges FCC to Approve SIRIUS-XM Merger

In a Letter to the FCC, President Gary Bauer Applauds Efforts of

SIRIUS and XM to Empower Consumer Choice

WASHINGTON – (July 09, 2007) American Values today called on the Federal Communications Commission (FCC) to approve the proposed merger between SIRIUS Satellite Radio (Nasdaq: SIRI) and XM Satellite Radio (Nasdaq: XMSR), highlighting the combined company’s “block and rebate” offering and its benefit to American families.

“Especially important to our membership is the commitment the parties have made to issue refunds to satellite radio subscribers who choose to block adult-themed programming,” said American Values President Gary Bauer, in his letter to the FCC. “Like so many people, the majority of our members do not want their children and families exposed to programming they may find indecent or offensive.”

With all of the indecent and violent programming bombarding American families today, American Values applauds the efforts by XM and SIRIUS to empower consumers who want to avoid such content. The merger will benefit consumers by giving listeners more control when it comes to programming content. Subscribers who are not interested in satellite radio’s adult-themed programming would have the ability to opt out of certain channels, as they currently do, but would receive a credit for those channels they blocked so as not to subsidize the programming they found offensive.

The merger will also benefit consumers by making satellite radio a stronger player in the audio marketplace. Not surprisingly, satellite radio competitors like traditional AM/FM radio are keen to block the merger, claiming it would create a monopoly that would have an unchecked ability to harm consumers. This argument, many experts believe, is based more on competitive fears than any realistic assessment of the audio entertainment market.

“We believe that incumbent competitors should be forced to respond to this consumer-oriented merger by making their own service offerings more attractive, and should not be able to simply obstruct advances in the marketplace in order to serve their self-interests,” added Bauer.

American Values serves as a key voice for those interested in protecting the core values of life, marriage, family, faith and freedom. The SIRIUS-XM merger will make satellite radio a more appealing choice for its members and consumers as a whole.

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